Exhibit 3.1
ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JAND, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
JAND, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST: That the name of this corporation is JAND, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 7, 2009 under the name JAND, Inc.
SECOND: That the Board of Directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Tenth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Tenth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
WARBY PARKER INC., A PUBLIC BENEFIT CORPORATION
ARTICLE I.
The name of this corporation is Warby Parker Inc.
ARTICLE II.
The address of the registered office of this corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III.
A.    Purposes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
B.    Benefit Corporation. This corporation shall be a public benefit corporation, as contemplated by subchapter XV of the General Corporation Law, or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by this corporation’s conduct and the public benefit or benefits identified in this Eleventh Amended and Restated Certificate of

Incorporation (the “Certificate of Incorporation”). Accordingly, it is intended that the business and operations of this corporation create a material positive impact on society and the environment, taken as a whole. If the General Corporation Law is amended to alter or further define the management and operation of public benefit corporations, then this corporation shall be managed and operated in accordance with the General Corporation Law, as so amended.
C.    Public Benefit Purpose. The specific public benefits to be promoted by the corporation are to provide access to products and services that promote vision and eye health and to work towards positively impacting the communities in which the corporation operates.
ARTICLE IV.
A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is two hundred four million five hundred seven thousand two hundred forty-three (204,507,243). The total number of shares of common stock authorized to be issued is one hundred fifty million (150,000,000), par value $0.0001 per share (the “Common Stock”), one hundred thirty-five million (135,000,000) of which are designated as “Series A Common Stock” and fifteen million (15,000,000) of which are designated as “Series B Common Stock.” The total number of shares of preferred stock authorized to be issued is fifty-four million five hundred seven thousand two hundred forty-three (54,507,243), par value $0.0001 per share (the “Preferred Stock”), five million seventy thousand six hundred ninety-four (5,070,694) of which are designated as “Series AA Preferred Stock”, four million two hundred three thousand two hundred eighty-four (4,203,284) of which are designated as “Series, A Preferred Stock”, twelve million sixty-two thousand five hundred sixty-seven (12,062,567) of which are designated as “Series B Preferred Stock”, four hundred thirty-four thousand eight hundred ninety-six (434,896) of which are designated as “Series B-1 Preferred Stock”, nine million fifty-eight thousand seven hundred ninety-four (9,058,794) of which are designated as “Series C Preferred Stock”, seven million six hundred thirty-two thousand four hundred fifty (7,632,450) of which are designated as “Series D Preferred Stock”, four million seven hundred seventy-one thousand nine hundred two (4,771,902) of which are designated “Series E Preferred Stock”, six million four hundred twelve thousand five hundred twenty-four (6,412,524) of which are designated “Series F Preferred Stock” and four million eight hundred sixty thousand one hundred thirty-two (4,860,132) of which are designated “Series G Preferred Stock.”
B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Unless otherwise indicated, references to “Sections” or “Subsections” in this Article IV(B) refer to sections and subsections of this Article IV(B).
1.    Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors. No dividend may be declared or paid on the Common Stock (other than dividends payable in shares of Common Stock) unless any and all such dividends or distributions are distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of

Preferred Stock were converted to Common Stock at the then effective applicable Conversion Price (as defined below) (with the Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then applicable conversion rate of the Series B Preferred Stock).
2.    Liquidation Preference.
(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Certificate of Incorporation, “Original Issue Price” shall mean $0.62447 per share for each share of the Series AA Preferred Stock, $1.83542 per share for each share of the Series A Preferred Stock, $3.4491 per share for each share of the Series B Preferred Stock, $3.4491 per share for each share of the Series B-1 Preferred Stock, $5.4682 per share for each share of the Series C Preferred Stock, $11.4853 per share for each share of the Series D Preferred Stock, $15.717 per share for each share of the Series E Preferred Stock, for each share of Series F Preferred Stock (the “Series F Original Issue Price”), the per share purchase price set forth on Schedule B of that certain Series F Preferred Stock Agreement, dated April 3, 2020, by and among the corporation and the other parties thereto, a copy of such schedule will be maintained by the secretary of the corporation and provided without cost to any stockholder upon written request of the secretary of the corporation and for each share of Series G Preferred Stock (the “Series G Original Issue Price”), the per share purchase price set forth on Schedule B of that certain Series G Preferred Stock Agreement, dated on or about the Filing Date (as hereinafter defined), by and among the corporation and the other parties thereto, a copy of such schedule will be maintained by the secretary of the corporation and provided without cost to any stockholder upon written request of the secretary of the corporation (in each case subject to adjustment from time to time for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock as set forth elsewhere herein).
(b)    Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount equal to or greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. For the avoidance of doubt, the preceding sentence shall not require the actual conversion of any shares of Preferred Stock in order to receive the amounts specified in such sentence and each share of Preferred Stock shall be treated as being then convertible into Common Stock as provided below, with the Series B-1 Preferred Stock being deemed to be not subject to the Regulatory Conversion Restriction (as defined below) for purposes of determining these rights. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
(d)    For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, lease, transfer or other disposition of all or substantially all of this corporation’s assets in one transaction or a series of related transactions, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity), (D) the grant to a single entity (or group of affiliated entities) of an exclusive, irrevocable license to all or substantially all of this corporation’s intellectual property that is used to generate all or substantially all of this corporation’s revenues, or (E) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series G Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis, and including the holders of Series B-1 Preferred Stock, which shall not be subject to the Regulatory Voting Restriction (as defined below) for purposes of this specific vote).
(i)    The corporation shall not have the power to effect a Liquidation Event referred to in subsection 2(d)(i)(B) or (C) unless the agreement or plan of merger or consolidation (the “Merger Agreement”) for such transaction provides that the consideration payable to the stockholders of the corporation be allocated among the holders of capital stock of the corporation in accordance with subsections 2(a), (b) and (c). The terms of this subsection 2(d)(ii) may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis, and including the holders of Series B-1 Preferred Stock, which shall not be subject to the Regulatory Voting Restriction for purposes of this specific vote).
(ii)    In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the corporation is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies, the Merger Agreement shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the corporation in accordance with subsections 2(a), (b) and (c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (B) any additional consideration which becomes payable to the stockholders of the corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the corporation in accordance with subsections 2(a), (b) and (c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
(iii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, their value will be deemed their fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;
(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock (including the holders of Series B-1 Preferred Stock, which shall not be subject to the Regulatory Voting Restriction for purposes of this specific vote).
(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of such Preferred Stock

(including the holders of Series B-1 Preferred Stock, which shall not be subject to the Regulatory Voting Restriction for purposes of this specific vote).
(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.
(iv)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:
(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or
(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(vi) hereof.
(v)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis, and including the holders of Series B-1 Preferred Stock, which shall not be subject to the Regulatory Voting Restriction for purposes of this specific vote).
3.    Redemption. The Preferred Stock is not redeemable at the option of the holder.
4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert.
(i)    Non-Regulated Preferred Stock. Each share of Series AA Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G

Preferred Stock (collectively, the “Non-Regulated Preferred Stock”) shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion price for a series of Non-Regulated Preferred Stock into Series A Common Stock is referred to herein as the “Conversion Price” for such series, in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Non-Regulated Preferred Stock), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion or in the case of uncertificated securities, the date the notice of conversion is received by the corporation. The initial Conversion Price per share for the Series AA Preferred Stock shall be $0.62447, the initial Conversion Price per share for the Series A Preferred Stock shall be $1.83542, the initial Conversion Price per share for the Series B Preferred Stock shall be $3.4491 (the “Series B Conversion Price”), the initial Conversion Price per share for the Series C Preferred Stock shall be $5.4682, the initial Conversion Price per share for the Series D Preferred Stock shall be $11.4853, the initial Conversion Price per share for the Series E Preferred Stock shall be $15.717, the initial Conversion Price per share for the Series F Preferred Stock shall be the Series F Original Issue Price and the initial Conversion Price per share for the Series G Preferred Stock shall be the Series G Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in subsection 4(d).
(ii)    Series B-1 Preferred Stock. Shares of Series B-1 Preferred Stock shall not be convertible into Series A Common Stock pursuant to this Section 4 or otherwise in the hands of a Regulated Holder (as defined below) or its Transferees (as defined below) (unless such conversion is in connection with a Permitted Regulatory Transfer (as defined below)) (such restriction, the “Regulatory Conversion Restriction”). Instead, upon notice to the corporation from the holder of Series B-1 Preferred Stock that it intends to exercise the rights granted pursuant to the remainder of this sentence (a “Deemed Conversion Notice”), (x) the Series B-1 Preferred Stock shall no longer be entitled to any rights that are not also applicable to shares of Series A Common Stock, including without limitation the right to receive the amounts payable to holders of Series B-1 Preferred Section pursuant to Section 1 and 2 above, and such holder of Series B-1 Preferred Stock shall be deemed to have forever and finally waived all such rights; provided, however, that the rights set forth in Section 5(c) and Article XIII, as well as the Regulatory Voting Restriction, shall continue to apply to shares of Series B-1 Preferred Stock, and (y) such holder of Series B-1 Preferred Stock thereafter shall be entitled to receive, in lieu of any amounts otherwise payable on the Series B-1 Preferred Stock hereunder (including any amounts payable pursuant to Section 2(a) above), only an amount per share equal to the amounts that may become payable to holders of Series A Common Stock hereunder as if such Series B-1 Preferred Stock had been converted (but without actually converting) into shares of Series A Common Stock, at the then-effective Series B Conversion Price, at the same time that the Deemed Conversion Notice was given (a “Deemed Optional Conversion”), as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Common Stock occurring after such Deemed Optional Conversion.

(b)    Automatic Conversion.
(i)    Non-Regulated Preferred Stock. Each share of each series of Non-Regulated Preferred Stock shall automatically be converted into shares of Series A Common Stock at the applicable Conversion Price at the time in effect for the Non-Regulated Preferred Stock immediately upon the earlier of (A) either (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the proceeds of which were not less than $50,000,000 in the aggregate or (ii) the date of listing of this corporation’s Common Stock on a national securities exchange pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended without a firm commitment underwriting (each, a “Qualified Public Offering”) and (B) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Non-Regulated Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
(ii)    Series B-1 Preferred Stock.
(A)    Notwithstanding anything to the contrary contained herein, no shares of Series B-1 Preferred Stock shall be convertible into shares of Series A Common Stock pursuant to this Section 4(b) (unless such conversion is in connection with a Permitted Regulatory Transfer), but instead, upon the occurrence of any of the events described in Section 4(b)(i)(A) or (B) above, (x) the Series B-1 Preferred Stock shall no longer be entitled to any rights that are not also applicable to shares of Series A Common Stock, including without limitation the right to receive the amounts payable to holders of Series B-1 Preferred Stock pursuant to Section 1 and Section 2 above, and such holder of Series B-1 Preferred Stock shall be deemed to have forever and finally waived all such rights; provided, however, that the rights set forth in Section 5(c) and Article XIII, as well as the Regulatory Voting Restriction, shall continue to apply to shares of Series B-1 Preferred Stock, and (y) each holder of Series B-1 Preferred Stock thereafter shall be entitled to receive, in lieu of any amounts otherwise payable on the Series B-1 Preferred Stock hereunder (including any amounts payable pursuant to Section 2(a) above), only an amount per share equal to the amounts that may become payable to holders of Series A Common Stock hereunder as if such Series B-1 Preferred Stock had been converted (but without actually converting) into shares of Series A Common Stock, at the then-effective Series B Conversion Price, at the same time that all shares of Non-Regulated Preferred Stock have been automatically converted pursuant to Section 4(b)(i) (a “Deemed Automatic Conversion”), as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Common Stock occurring after such Deemed Automatic Conversion.
(B)    In addition, upon consummation of a Permitted Regulatory Transfer, each share of Series B-1 Preferred Stock so transferred in such a Permitted Regulatory Transfer shall automatically be converted into (i) one (1) fully paid and nonassessable share of Series B Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock, if such Permitted Regulatory Transfer occurs prior to a Deemed Automatic Conversion, and (ii) fully paid and nonassessable shares of Series A Common Stock, if such Permitted Regulatory Transfer occurs on or subsequent to a Deemed Automatic Conversion. Any shares of Series B-1 Preferred Stock that are convertible into Series A Common Stock pursuant to this Section 4(b)(ii) shall be convertible into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing the Original Issue Price of the Series B-1 Preferred Stock by the then effective Series B Conversion Price.
(c)    Mechanics of Conversion. Before any holder of Non-regulated Preferred Stock shall be entitled to voluntarily convert the same into shares of Series A Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Non-Regulated Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for shares of Series A Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Non-Regulated Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Series A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Non-Regulated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Common Stock as of such date. If the conversion is in connection with an offering and/or listing of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon (x) the closing with the underwriters of the sale of securities pursuant to such offering or (y) the listing of the securities on a national securities exchange, in which event the persons entitled to receive the Series A Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale or listing of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(i)(B) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Series A Common Stock as of such date. Automatic conversion of the Series B-1 Preferred Stock pursuant to Section 4(b)(ii)(B) above shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the corporation or its transfer agent.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    If this corporation shall issue, on or after the date upon which this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock (with the Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then effective Series B Conversion Price), (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that, after the Filing Date, this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(A)    No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
(B)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(C)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(D)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:
(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).
(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no farther adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).
(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:
(A)    Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;
(B)    Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors;
(C)    Common Stock issued pursuant to a Qualified Public Offering or a firm commitment underwritten public offering;
(D)    Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;
(E)    Common Stock issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such transaction is approved by the Board of Directors;
(F)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);
(G)    Common Stock issued upon conversion of the Preferred Stock (with the Series B-1 Preferred Stock treated as being convertible into shares of Common Stock at the then applicable conversion rate of the Series B Preferred Stock);
(H)    Series A Common Stock issued upon conversion of the Series B Common Stock;
(I)    Common Stock issued with the unanimous consent of the Board of Directors;
(J)    Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are for other than primarily equity financing purposes and have been approved by the Board of Directors;

(K)    Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by the Board of Directors, provided such financing is primarily for non-equity purposes; or
(L)    Series B Preferred Stock issued upon conversion of the Series B-1 Preferred Stock.
(iii)    In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E); provided, however, that if such record date is fixed and such dividend is not paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Preferred Stock will be re-computed accordingly as of the close of business on such record date and thereafter each such Conversion Price will be adjusted pursuant to this Section 4(d)(iii) to reflect the actual payment of such dividend or distribution.
(iv)    If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(e)    Other Distributions. Subject to any applicable BHCA Regulatory Restrictions set forth in Article XIII, in the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution (with the

Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then effective Series B Conversion Price).
(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization (with the Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then effective Series B Conversion Price). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.
(g)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.
(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4 (with the Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then effective Series B Conversion Price), this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, famish or cause to be famished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.
(h)    Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.
(i)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
(j)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
5.    Voting Rights.
(a)    General Voting Rights. Subject to the Regulatory Voting Restriction, the holder of each share of Preferred Stock shall have the right to one vote for each share of Series A Common Stock into which such Preferred Stock could then be converted (with the Series B-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the then effective Series B Conversion Price), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Series A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Series A Common Stock, with respect to any question upon which holders of Series A Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Where the shares of Series B-1 Preferred Stock are permitted to vote herein, the shares of Series B-1 Preferred Stock shall be treated as being then convertible (without actual conversion) into shares of Series A Common Stock at the then applicable conversion rate of the Series B Preferred Stock.

(b)    Voting for the Election of Directors. As long as a majority of the shares of Series B Preferred Stock originally issued remain outstanding, the holders of such shares of Series B Preferred Stock (voting exclusively and as a single class) shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). The holders of at least fifty percent (50%) of the outstanding Series A Common Stock, voting as a separate class, shall be entitled to elect nine (9) directors of this corporation at any election of directors. The holders of Preferred Stock and Series A Common Stock (voting together as a single class and not as separate series, and on an as-converted basis, with the Series B-1 Preferred Stock being subject to the Regulatory Voting Restriction for purposes of this specific vote) shall be entitled to elect any remaining directors of this corporation.
Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.
(c)    Separate Vote of the Series B-1 Preferred Stock. So long as any shares of any series of Series B-1 Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the corporation shall not, without the approval of the holders of a majority of the outstanding shares of the Series B-1 Preferred Stock, voting or consenting as a single class (with the Series B-1 Preferred Stock not subject to the Regulatory Voting Restriction for purposes of such vote or written consent) take any action (whether by amendment, merger, consolidation, recapitalization or otherwise) that:
(i)    alters or changes the powers, preferences, or special rights of the shares of Series B-1 Preferred Stock so as to affect them adversely without similarly affecting the Series B Preferred Stock;
(ii)    amends, modifies or waives any of the terms set forth in Article XIII below, the protective provisions set forth in this Section 5(c), any of the terms set forth in Section 5(d) below, or any other provision intended to address the regulatory status of the initial or any subsequent holder of shares of Series B-1 Preferred Stock; or

(iii)    increases or decreases the number of authorized shares of Series B-1 Preferred Stock.
In no event shall the Series B-1 Preferred Stock be entitled to vote, or act by written consent, on any matter as a single “class” of “voting securities” as such terms are interpreted under the BHCA (as defined below). For the avoidance of doubt, the foregoing provisions in this Section 5(b) shall apply with respect to the Series B-1 Preferred Stock after a Deemed Optional Conversion or Deemed Automatic Conversion.
(d)    Regulatory Voting Restriction. Notwithstanding the stated or statutory voting rights of holders of shares of Series B-1 Preferred Stock, in no event shall a Regulated Holder and its Transferees, collectively, be entitled to vote shares representing more than 4.99% of the voting power of all shares entitled to vote on any matter (including matters with respect to which such holders are entitled to provide their consent), including matters with respect to which:
(i)    the Series B Preferred Stock and the Series B-1 Preferred Stock vote together as a single class;
(ii)    the Preferred Stock votes together as a single class; or
(iii)    the Preferred Stock votes with shares of Series A Common Stock as a single class on an as-converted basis;
(such voting rights to be allocated pro rata among the Regulated Holder and its Transferees based on the number of shares of Series B-1 Preferred Stock held by each such holder); provided however, that, if there are no shares of Series B Preferred Stock outstanding, the ownership of shares of Series B-1 Preferred Stock will not convey to the holder thereof any right to vote for matters on which shares of Series B Preferred Stock are entitled to vote as a single class, and in the event there are no shares of Preferred Stock outstanding other than the Series B-1 Preferred Stock, the ownership of shares of Series B-1 Preferred Stock will not convey to the holder thereof any right to vote for matters on which shares of Preferred Stock are entitled to vote as a single class; provided, further, that the Regulatory Voting Restriction shall not apply to matters requiring approval of the holders of shares of Series B-1 Preferred Stock pursuant to Section 5(c) above or as otherwise provided expressly herein. The restrictions described in this Section 5(d) are referred to herein as the “Regulatory Voting Restrictions.”
6.    Protective Provisions. So long as at least 27,253,622 shares in the aggregate of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like effected after the Filing Date), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F

Preferred Stock and Series G Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis, with the Series B-1 Preferred Stock subject to the Regulatory Voting Restriction for purposes of this specific vote):
(a)    enter into any transaction or agreement with any officer or director of this corporation or any of their respective affiliates (other than transactions or agreements (i) applicable to officers and/or directors generally, (ii) approved by the Series B Director, or (iii) in the ordinary course of business);
(b)    amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or special rights of the shares of Preferred Stock;
(c)    authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series G Preferred Stock designated in this Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);
(d)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;
(e)    cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens, provided, however, this provision shall in no way restrict or apply to the corporation’s ability to receive or use Tokens as a method or form of payment in the ordinary course of business; and
(f)    permit any direct or indirect subsidiary of this corporation to effect or validate any action (whether by amendment, merger, consolidation, or otherwise) that is similar to any of the actions listed in subsections 6(a) - 6(e) above.
7.    Series F Preferred Stock Protective Provisions. So long as at least 3,847,515 shares of Series F Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like effected after the Filing Date), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series):
(a)    following the Filing Date, create or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, in excess of $150,000,000 in the aggregate; and
(b)    amend, alter or repeal Section 7(a) of this Certificate of Incorporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series Preferred F Stock.
8.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
9.    Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (a) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (b) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or if such notice is provided in another manner then permitted by the General Corporation Law.
C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.
3.    Redemption. The Common Stock is not redeemable at the option of the holder.
4.    Voting Rights. Each holder of Series A Common Stock shall have the right to one vote for each share of Series A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Shares of Series B

Common Stock shall have no voting rights, except as otherwise required by law, including without limitation Section 242(b)(2) of the General Corporation Law. Notwithstanding the foregoing, the number of authorized shares of Common Stock, Series A Common Stock or Series B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
5.    Conversion of Series B Common Stock. Each share of Series B Common Stock shall be automatically converted into one (1) share of Series A Common Stock immediately upon (i) a Qualified Public Offering, (ii) any transfer of such share to a holder of Series A Common Stock, which transfer has been approved by the Board of Directors, in its sole discretion, (iii) any transfer of such share to a holder of Preferred Stock, and (iv) a merger or consolidation of this corporation with or into another entity other than a merger or consolidation (x) that would result in the voting securities outstanding immediately prior thereto continuing to represent over fifty percent (50%) of the combined voting power of the voting securities of this corporation or the surviving entity or its parent corporation outstanding immediately after such merger or consolidation or (y) effected to implement a recapitalization of this corporation in which no person or entity acquires more than fifty percent (50%) of the combined voting power of this corporation’s then outstanding securities, which person or entity did not possess such voting power prior to such recapitalization; such conversion shall be deemed to have been made immediately prior to the closing date of the public offering described in clause (i), upon the transfer described in clause (ii) and immediately prior to a merger or consolidation of the kind described in clause (iv). The persons entitled to shares of Series A Common Stock upon conversion shall be treated for all purposes as the record holders of such shares of Series A Common Stock as of the date of conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Common Stock, such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Common Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Common Stock, in addition to such other remedies as shall be available to the holder of Series B Common Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
6.    Status of Converted Stock. In the event any shares of Series B Common Stock shall be converted pursuant to subsection (C)(5) hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

ARTICLE V.
Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.
ARTICLE VI.
The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.
ARTICLE VII.
Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.
ARTICLE VIII.
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.
ARTICLE IX.
A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any disinterested failure to satisfy Section 365 of the General Corporation Law shall not, for the purposes of Sections 102(b)(7) or 145 of the General Corporation Law, or for purposes of any use of the term “good faith” in this Certificate of Incorporation or the Bylaws in regard to the indemnification or advancement of expenses of officers, directors, employees or agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.
Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X.
This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the corporation who is not an employee of the corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the corporation.
ARTICLE XI.
This corporation reserves the right to amend, alter, change or repeal any provision in violation of the General Corporation Law and solely to the extent required by the General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XII.
To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
ARTICLE XIII.
A.    Definitions. As used herein, the following terms will have the meanings set forth below.
1.    A “Regulated Holder” means a bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended, and as implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation or interpretation (the “BHCA”), together with its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)).

2.    A “Transferee” means a party to whom a Regulated Holder transfers shares of Series B-1 Preferred Stock and the transferees of such party (in each case, other than Permitted Regulatory Transferees).
3.    A “Permitted Regulatory Transferee” shall mean a person or entity who acquires shares of Series B-I Preferred Stock from a Regulated Holder or its Transferees in any of the following transfers (each a “Permitted Regulatory Transfer”):
(a)    a widespread public distribution;
(b)    a private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for purposes of the BHCA), of the corporation;
(c)    an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widespread public distribution on behalf of a Regulated Holder and its Transferees; or
(d)    to a party who would control more than 50% of the voting securities (as such term is used for purposes of the BHCA) of the corporation without giving effect to the shares of Series B-1 Preferred Stock transferred by a Regulated Holder and its Transferees.
B.    This corporation shall be bound by the following restrictions (each, a “BHCA Regulatory Restriction”):
1.    This corporation shall not directly or indirectly, repurchase, redeem, retire or otherwise acquire any of this corporation’s capital securities, or take any other action (including effecting a public offering in which any of outstanding shares of Preferred Stock are converted into Common Stock), if, as a result, the Regulated Holder and its Transferees would own or control, or be deemed to own or control, collectively, greater than (i) 4.99% of the voting power of any class of voting securities of this corporation or (ii) 9.99% of the total equity of this corporation (in each case, as such terms used in the preceding sentence are defined and used, and as such percentages are calculated, under the BHCA).
2.    If this corporation declares a distribution payable in any form of property other than in cash, each holder of a share of Series B-1 Preferred Stock shall be entitled to receive, at its election, in lieu of such property, a cash payment equal to the fair market value of the property that such holder would have been entitled to receive upon such distribution, as reasonably determined by the Board of Directors in good faith.
C.    In the event of a breach of any BHCA Regulatory Restriction or Article XIII(D) or if a Regulated Holder is unable to transfer pursuant to Article XIII(D) all or any part of the shares of this corporation’s stock then-held by it because such transfer is not permitted pursuant to applicable securities laws, the Regulated Holder may exercise any remedies available to it against this corporation, including requiring this corporation to repurchase the relevant portion of the shares held by the Regulated Holder necessary to give effect to Article XIII(B) or (D), as applicable, at a per share price equal to the then current fair market value of (i) if shares of Series

B Preferred Stock are then-outstanding, a share of Series B Preferred Stock (and not the fair market value of a share of Series B-1 Preferred Stock), as reasonably determined by the Board of Directors in good faith, or (ii) if no shares of Series B Preferred Stock are then-outstanding, a share of Series B-1 Preferred Stock, as reasonably determined by the Board of Directors in good faith with such determination being made assuming that the rights, preferences and privileges applicable to the Series B Preferred Stock (and not the Series B-1 Preferred Stock) that are set forth herein, as in effect as of the Filing Date for the Series B Preferred Stock, are the rights, preferences and privileges of the Series B-1 Preferred Stock.
D.    If (w) a Regulated Holder is deemed to be in control of this corporation (as “control” is used for purposes of the BHCA), (x) a Regulated Holder believes in good faith that it may be deemed to be in control of this corporation (as “control” is used for purposes of the BHCA) or that it is not permitted to hold all or part of its shares of this corporation’s stock or, if applicable, its other securities of this corporation under the relevant banking laws, regulations and agency interpretations and guidance, (y) all of the shares of Non-Regulated Preferred have been converted into Common Stock pursuant to Section 4(b)(i) of Part B of Article IV of the Certificate of Incorporation and the Major Investors (as defined in that certain Second Amended and Restated Investors’ Rights Agreement, dated on or around the original issue date for the Series B Preferred Stock (as amended, the “Rights Agreement”)), other than such Regulated Holder, collectively hold less than 70% of the Registrable Securities (as defined in the Rights Agreement) that such Major Investors held on the effective date of the Rights Agreement (as adjusted for any stock splits or combinations, stock dividends, reclassifications, exchanges, recapitalizations or the like) or (z) the Regulated Holder learns of any activities directly or indirectly by or on behalf of this corporation, its affiliates or any of their respective officers, directors or employees, or anyone for whose acts or defaults any of the foregoing may be liable, that may constitute or give rise to a violation of applicable anti-bribery or anti-corruption laws by this corporation, then (i) this corporation will cooperate in good faith to provide the Regulated Holder with information relevant to its determination under clause (w), (x), (y) or (z), (ii) the Regulated Holder shall be permitted to sell or otherwise transfer its shares of Series B-1 Preferred Stock or any other securities of this corporation then-held by the Regulated Holder (subject to applicable securities laws) and (iii) this corporation will use its commercially reasonable efforts to facilitate such sale or transfer in good faith (which shall include, at a minimum, making management available to prospective buyers and providing customary due diligence material, subject to a customary confidentiality agreement).
E.    To the extent further required, this corporation will (i) cooperate in good faith with a Regulated Holder in order to avoid the Regulated Holder being deemed to be in control of this corporation or any successor or acquiring corporation or entity (as “control” is used for purposes of the BHCA) as a result of any arrangements with any Regulated Holder, (ii) avoid any circumstances under which the Regulated Holder would not be permitted to hold all or a portion of its shares of Series B-1 Preferred Stock, any shares of capital stock of this corporation issuable upon conversion thereof, or any security of (w) this corporation, (x) any successor thereto, (y) any acquiring corporation or (z) any entity the securities of which have been issued in respect of or exchange for any such shares of Series B-1 Preferred Stock or such capital stock, then-held by the Regulated Holder under the relevant banking laws, regulations and agency interpretations and guidance and (iii) take commercially reasonable efforts to provide that any security of this corporation or of any successor or acquiring corporation or entity issued to a Regulated Holder in any transaction to which this corporation is a party contains terms and characteristics that comply with any regulatory requirements applicable to the Regulated Holder.
F.    In the event of any conflict with any provision of this Certificate of Incorporation, the terms of this Article XIII shall prevail.
ARTICLE XIV.
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders. (C) any action or proceeding asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law or the Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
FOURTH: That said Eleventh Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Tenth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Eleventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 14th day of June, 2021.

JAND, INC.

/s/ Neil Blumenthal
Neil Blumenthal, President
SIGNATURE PAGE TO ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION